Exhibit 4(d)(2)
                                LETTER AGREEMENT


Frank Russell Investment Management Company
P.O. Box 1591
Tacoma, WA  98401-1591

Dear Sirs:

This Letter Agreement relates to the Administrative Agreement between Frank Russell Investment Company and Frank Russell Investment Management Company dated December 1, 1998 ("Administrative Agreement"). Frank Russell Investment Company advises you that it is creating five new funds to be named Tax-Managed Equity Aggressive Strategy Fund, Tax-Managed Aggressive Strategy Fund, Tax-Managed Moderate Strategy Fund, Tax-Managed Conservative Strategy Fund and Tax-Managed Small Cap Fund (each, a "Fund") and that each Fund desires Frank Russell Investment Management Company to provide administrative services to the Fund pursuant to the terms and conditions of the Administrative Agreement. Section 6A of the Administrative Agreement hereby to includes each Fund, with an annual administrative fee of 0.05% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Administrative Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY


By:
     Lynn L. Anderson
     President

Accepted this       day of                   , 1999.

FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY


By:
     Eric A. Russell
     President